Exhibit 2.9


                                 INDEMNITY AGREEMENT

         This Indemnification Agreement is entered into on this 25th day of September, 1997, by and among Agri-Nutrition Group Limited, a Delaware corporation ("Agri-Nutrition"), Mardel Laboratories, Inc., a Delaware corporation ("Mardel") and the stockholders of Mardel listed on the signature page hereof (the "Stockholders").

                                        RECITALS

         A. Agri-Nutrition, Mardel Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Agri-Nutrition ("Acquisition"), and Mardel have entered into an Agreement and Plan of Merger dated September 25, 1997 (the "Merger Agreement") pursuant to which Mardel will merge with and into Acquisition and the shares of Mardel Common Stock held by the Stockholders will be canceled and extinguished and converted into the right to receive cash and shares of Agri-Nutrition Common Stock pursuant to the terms of Section 1(e) of the Merger Agreement.

         B. Under the Merger Agreement, it is a condition precedent to Agri-Nutrition's and Acquisition's obligations to consummate the Merger that the Stockholders enter into this Agreement, and the Stockholders are willing to do so in order to induce Agri-Nutrition and Acquisition to perform their obligations under the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises hereinafter set forth and intending to be legally bound thereby, the parties hereto agree as follows:

                                      AGREEMENT

Section 1.        INDEMNIFICATION BY THE STOCKHOLDERS

         (a) Indemnification. From and after the Effective Date, as that term is defined in the Merger Agreement, each of the Stockholders, jointly and severally, agrees to indemnify and hold Agri-Nutrition, Acquisition, their directors and officers, and the respective heirs, administrators, successors, and assigns of each of the foregoing, harmless from any claims, damages, losses, liabilities, judgments, fines, penalties, assessments, settlements, costs, or expenses, including reasonable expenses of investigation, reasonable attorneys' fees, and other reasonable legal costs and expenses incident to any of the foregoing or to the enforcement of this Agreement (collectively herein referred to as "Claims"), whether or not any suit is brought or, if brought, whether or not such suit is successful, in whole or in part arising out of or relating to any material misrepresentation or inaccuracy in any of the representations or warranties made by Mardel in the Merger Agreement or the schedules thereto, or in any agreement, instrument, certificate, or document delivered to Agri-Nutrition or Acquisition by Mardel in connection with the Merger Agreement or the transactions contemplated thereby; provided, however, that Rebecca A. Blum and Kathleen R. Knatz shall not have any liability under this Section 1(a) with respect to any Claims other than Claims arising out

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of  or  relating  to  any  material   misrepresentation  or  inaccuracy  in  the
representations and warranties with respect to their ownership of Mardel securities; provided, further, that a Stockholder shall not have liability for any Claim in excess of such Stockholder's pro rata portion of such Claim, based on the number of shares of common stock of Mardel owned immediately prior to the Effective Time (as defined in the Merger Agreement) by such Stockholder in proportion to the total number of shares of such common stock owned immediately prior to the Effective Time by all Stockholders who would otherwise have liability for such Claim under this Section 1(a), until the date which is 30 days after the date that Agri-Nutrition provided notice of such Claim to each of the Stockholders who would otherwise have liablity for such Claim under this
Section 1(a).

         (b) Limitation on  Indemnification.  Notwithstanding  the provisions of
Section 1(a), the liability of the Stockholders pursuant to this Agreement shall be limited as follows:

                  (i) with respect to Claims arising during the period from the date of the Closing through the first anniversary of the date of the Closing, to $600,000;

                  (ii) with respect to Claims arising during the period from the date following the first anniversary of the date of the Closing through the second anniversary of the date of the Closing, to $400,000; and

                  (iii) with respect to Claims arising during the period from the date following the second anniversary of the date of the Closing through the third anniversary of the date of the Closing, to $200,000.

         In addition, the Stockholders shall incur no liability under this Agreement except to the extent that Claims hereunder exceed an aggregate of $15,000.

         (c) Right of Offset of Agri-Nutrition. In addition to any rights or remedies otherwise available to Agri-Nutrition at law or in equity, Agri-Nutrition may enforce its rights pursuant to this Agreement by offsetting the amounts of any Claims arising under this Agreement against payments of Additional Merger Consideration. In the event that Agri-Nutrition exercises its right of offset set forth in this Section 1(c) and any Stockholder disagrees with Agri-Nutrition as to the validity or amount of the related Claim, Agri-Nutrition promptly shall deposit that portion of the offset amount that is in dispute in an interest-bearing escrow account. Following a final determination of the validity and amount of such Claim, Agri-Nutrition promptly shall cause any portion of the escrowed funds exceeding the amount required to satisfy such Claim in full in accordance with such determination to be distributed to the Stockholders, along with interest thereon. Agri-Nutrition shall be responsible for payment of all fees and expenses relating to the establishment and maintenance of the escrow account. All escrowed funds shall be invested in investments considered "investment grade" by either of Standard & Poor's Corporation or Moody's Investor Services, Inc.


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         (d) Payment. At the option of the Stockholders, up to 51 percent of any amount due Agri-Nutrition under this Agreement may be paid in Agri-Nutrition Common Stock. For purposes of calculating the number of shares payable hereunder, the value of Agri-Nutrition Common Stock shall be calculated based upon the closing price of Agri-Nutrition Common Stock on the NASDAQ National Market, or such other exchange or market upon which Agri-Nutrition Common Stock may then be traded, on the date that Agri-Nutrition provides written notice to the Stockholders of its intent to exercise its right to indemnification hereunder.

Section 2.   INDEMNIFICATION BY AGRI-NUTRITION

         From and after the Effective Date, Agri-Nutrition agrees to indemnify and hold each Stockholder, and each of the Stockholder's heirs, administrators, successors, and assigns, harmless from any Claims, whether or not suit is brought or, if brought, whether or not such suit is successful, in whole or in part arising out of or relating to any material misrepresentation or inaccuracy in any of the representations or warranties made by Agri-Nutrition in the Merger Agreement or the schedules thereto, or in any agreement, instrument, certificate, or document delivered to Mardel by Agri-Nutrition or Acquisition in connection with the Merger Agreement or the transactions contemplated thereby.

Section 3.   THIRD PARTY CLAIMS

         The obligations and liabilities of a party from which indemnification is sought (an "Indemnifying Party") to a party seeking indemnification (an "Indemnified Party") under this Agreement with respect to claims resulting from the assertion of liability by third parties shall be subject to the following conditions:

         (a) The Indemnified Party shall give prompt written notice to the Indemnifying Party of the nature of the assertion of liability by a third party and the amount thereof to the extent known; provided, however, that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of such party's obligations under this Agreement.

         (b) Except as provided in Section 3(c), if any action, suit, or proceeding (a "Legal Action") is brought by a third party against an Indemnified Party, the Indemnifying Party shall be entitled to defend such Legal Action at its own cost and expense by counsel reasonably acceptable to the Indemnified Party, and such defense shall include all appeals or reviews that counsel for the Indemnifying Party shall deem appropriate; provided, however, that, prior to defending such Legal Action the Indemnifying Party must acknowledge in writing its obligation to indemnify the Indemnified Party and give prompt notice to the Indemnified Party of its intention to assume such defense. Until the Indemnifying Party shall have assumed the defense of any such Legal Action, all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. If there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then

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the  Indemnified  Party  shall be entitled  to retain its own  counsel,  in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.

         (c) Notwithstanding the Indemnifying Party's rights to assume the defense of a Legal Action set forth in Section 3(b), the Indemnified Party may at any time elect, by written notice to the Indemnifying Party, to assume the defense of such Legal Action by counsel reasonably acceptable to the Indemnifying Party; provided, however, that in such event, the Indemnified Party shall bear all expenses thereafter incurred by it in defending such Legal Action, but the Indemnifying Party shall bear the costs of any damage, loss, liability, judgment, fine, penalty, assessment, or settlement arising out of such Legal Action.

         (d) In any Legal Action initiated by a third party and defended by the Indemnifying Party (i) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (iii) the Indemnified Party shall make available to the Indemnifying Party, and its attorneys and accountants, all books and records of the Indemnified Party relating to such Legal Action, (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action, and (v) the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable for the Indemnified Party to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees, or business.

         (e) In any Legal Action initiated by a third party and defended by the Indemnified Party, (i) the Indemnifying Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnified Party shall keep the Indemnifying Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnifying Party is represented by its own counsel, (iii) the Indemnifying Party shall make available to the Indemnified Party, and its attorneys and accountants, all books and records of the Indemnifying Party relating to such Legal Action, (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action, and (v) the Indemnified Party shall not make any settlement of any claim without the written consent of the Indemnifying Party, which shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable for the Indemnifying Party to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnifying Party or its assets, employees, or business.

Section 4.   INCORPORATION BY REFERENCE


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         The Merger  Agreement  is hereby  incorporated  into this  Agreement by reference thereto and all terms and conditions included therein shall have the same force and effect upon all of the parties hereto as if set forth in their entirety herein. Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Merger Agreement. Any notice or other communication required or which may be given under this Agreement shall be given in accordance with the terms of Section 10(c) of the Merger Agreement and the initial addresses of the Stockholders for such purposes shall be the addresses set forth on Schedule D to the Merger Agreement.

Section 5.   TERM

         This Agreement shall expire on the day following the third anniversary of the date of the Closing.



         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Agreement as of the date first above written.

STOCKHOLDERS:                                      MARDEL LABORATORIES, INC.


                                                   By:
Ramon A. Mulholland                                           Jan A. Mulholland
                                                              President

                                                   AGRI-NUTRITION GROUP LIMITED
Jan A. Mulholland


                                                   By:
Michael F. Mulholland                                      Bruce G. Baker
                                                            President


Rebecca A. Blum



Kathleen R. Knatz


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